Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
Net income of $1.1 million or $0.02 per share; Total revenues of $35.8 million
Full year 2009 guidance improved to breakeven or slight profit
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (August 3, 2009) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended June 30, 2009. Key financial results for the 2009 second quarter include:
•	Product-related revenue of $33.6 million increased approximately 31%, compared with $25.8 million in the prior year period.
•	Total revenues of $35.8 million, compared with 2008 second quarter total revenues of $36.0 million that included a $2.5 million milestone and $5.0 million of amortization of deferred revenue upon termination of a co-promotion agreement.
•	Net income of $1.1 million, or $0.02 per share, versus net income of $3.2 million, or $0.06 per share, in the prior year period. Net income in the second quarter of 2008 benefited from the $7.5 million in milestone and amortized deferred revenue, which had no offsetting expenses.
“We are pleased to report our second sequential quarter of profitability, which we achieved through continued growth in ZEGERID® and GLUMETZA® revenues and by keeping expenses in check. We are also announcing improved 2009 bottom line guidance that ranges from breakeven to a slight profit, and have affirmed our expectation for total revenues of approximately $145 million,” said Gerald T. Proehl, president and chief executive officer of Santarus.
“The improvement in our bottom line outlook is due to anticipated lower total expenses, based primarily on reduced research and development costs for 2009; however, we expect to remain on track with the clinical timelines for our late-stage lower GI product candidates,” he added.
Business Highlights
Key second quarter accomplishments and recent business highlights include the following:

•	Grew ZEGERID (omeprazole/sodium bicarbonate) brand total prescriptions to approximately 298,000 in the second quarter of 2009, an increase of 13% versus total prescriptions in the second quarter of 2008.
•	Grew GLUMETZA (metformin HCl extended release tablets) total prescriptions to 68,000, up more than 9% sequentially compared with the first quarter of 2009. Achieved an all-time high for GLUMETZA total prescriptions in June 2009.
•	Announced pharmacokinetic (PK) data in an abstract and poster presented at the Digestive Disease Week meeting in May summarizing results from an investigator-initiated pilot study, supported by a grant from Santarus. The poster was titled: Immediate-Release Omeprazole has a More Rapid and More Predictable Absorption Profile than Delayed-Release Omeprazole in Patients with GERD Associated with Gastroparesis. The study assessed PK differences between immediate-release ZEGERID Powder for Oral Suspension 40 mg and delayed-release omeprazole capsules 40 mg in patients with gastroesophageal reflux disease (GERD) associated with gastroparesis (delayed gastric emptying).
•	Announced a December 2009 U.S. Food and Drug Administration (FDA) action date for an over-the-counter (OTC) ZEGERID branded omeprazole/sodium bicarbonate product with the dosage strength of 20 mg of omeprazole. The new action date follows Schering-Plough HealthCare Products, Inc.’s response submitted to the FDA in early June 2009. Under the terms of the license agreement with Schering-Plough, Santarus is entitled to receive a $20 million milestone upon FDA approval of Schering-Plough’s New Drug Application (NDA) for OTC ZEGERID and low double-digit royalties on net sales of any OTC ZEGERID product, and may also receive up to $37.5 million in sales milestones.
•	Achieved membership in the Russell 3000® Index on June 26, 2009. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion for Santarus in the small-cap Russell 2000® Index. Santarus also remained on the Russell Microcap® Index. Russell indexes are widely used by investment managers and institutional investors for index funds, and as benchmarks for both passive and active investment strategies.
•	Concluded a five-day bench trial on July 17, 2009 in the U.S. District Court for the District of Delaware in the company’s patent litigation with Par Pharmaceutical, Inc. During the trial, the Court ruled that Par’s proposed generic versions of ZEGERID Capsules and Powder for Oral Suspension (both 40 mg and 20 mg dosage strengths) infringe the asserted claims of five patents licensed by Santarus from the University of Missouri. The Court has not yet ruled on Par’s defenses of invalidity and inequitable conduct, and post-trial briefs are due on August 14, 2009. The Court may render its decision at any time after the filing of the post-trial briefs, which may be before or after the expiration of the applicable 30-month stays of FDA approval.
Second Quarter 2009 Financial Results
Total revenues for the second quarter of 2009 were $35.8 million, consisting of $33.6 million in product-related revenue and $2.2 million in license and royalty revenue. Total revenues for the second quarter of 2008 were $36.0 million, consisting of $25.8 million in product-related revenue and $10.2 million in license and royalty revenue, which included a $2.5 million regulatory milestone that Santarus earned in May 2008 under its license agreement with Schering-Plough. In addition, with the termination of the co-promotion agreement with Otsuka America Pharmaceutical, Inc. in June 2008, the company recognized

$5.0 million in amortization of deferred revenue representing the remaining balance of the upfront payment received from Otsuka America in October 2004.
Net product sales of ZEGERID were $28.0 million in the second quarter of 2009, reflecting a 17% increase over ZEGERID net product sales of $24.0 million in the second quarter of 2008. Promotion revenue in the second quarter of 2009 of $5.6 million increased significantly compared with promotion revenue of $1.8 million in the second quarter of 2008, due to revenue associated with the promotion of GLUMETZA.
Santarus reported net income of $1.1 million, or $0.02 per share, for the second quarter of 2009, compared with net income of $3.2 million, or $0.06 per share, for the second quarter of 2008. Net income in the second quarter of 2008 included the previously mentioned $7.5 million in milestone and amortized deferred revenue that had no offsetting expenses.
The cost of product sales was $2.1 million in the second quarter of 2009, or approximately 7.5% of net product sales, compared with $1.7 million in the second quarter of 2008, which was approximately 7.1% of net product sales.
Santarus reported license fees and royalties of $1.9 million in the second quarter of 2009, which consisted of royalties payable to the University of Missouri based on net product sales and amortization of the $12 million upfront fee paid to Depomed, Inc. in July 2008. License fees and royalties were $3.4 million in the second quarter of 2008, which consisted of royalties payable to the University of Missouri and to Otsuka America.
Research and development expenses were $3.3 million in the second quarter of 2009, compared with $2.2 million in the second quarter of 2008. The increase was primarily attributable to the company’s 50% share of costs for the ongoing budesonide MMX® Phase III clinical trials.
Selling, general and administrative (SG&A) expenses were $27.3 million for the second quarter of 2009, and $25.8 million for the second quarter of 2008. The increase in SG&A was primarily attributable to an increase in legal fees, as well as advertising and promotional costs for GLUMETZA, offset in part by a decrease in costs associated with advertising and promotional activities related to ZEGERID.
Six Months Ended June 30, 2009
For the six months ended June 30, 2009, the company reported total revenues of $70.7 million, compared with total revenues of $60.5 million for the six months ended June 30, 2008. The current period total revenues consisted of $65.8 million in product-related revenues, which increased 41% over the prior year period, and $4.9 million in license and royalty revenue.
Total revenues for the first six months of 2008 consisted of $46.8 million in product-related revenues and $13.7 million in license and royalty revenue. License and royalty revenue for the six months ended June 30, 2008 included a $2.5 million milestone and $5.7 million in amortization of deferred revenue representing the remaining balance of an upfront fee received from Otsuka America in 2004.
Santarus reported net income of $2.3 million, or $0.04 per share, for the first six months of 2009, compared with a net loss of $4.4 million, or $0.09 per share, for the first six months of 2008.
As of June 30, 2009, Santarus had cash, cash equivalents and short-term investments of $57.5 million, compared with $52.0 million as of December 31, 2008. The increase of $5.5 million resulted from the company’s net income for the six months ended June 30, 2009, adjusted for non-cash charges and changes in operating assets and liabilities, and the reclassification from long-term investments to short-term investments of $4.2 million, which represents the aggregate fair value of auction rate securities and auction rate securities rights.
Financial Outlook for 2009
•	The company affirmed its estimate for product-related revenue (net product sales and promotion revenue) of approximately $138 million and total revenues of approximately $145 million for 2009.
•	Based on its expectation of lower clinical development costs, the company has reduced its estimate for 2009 research and development expenses to approximately $19 million to $20 million, compared with a prior estimate of $20 million to $23 million.
•	The company currently expects to achieve a bottom line estimate ranging from breakeven to $1 million in net income for the 2009 full year, compared with prior guidance of breakeven to a net loss of $3 million.
If Schering-Plough receives FDA approval of its NDA for an OTC ZEGERID product, Santarus will earn a $20 million regulatory milestone. Should this FDA approval occur in 2009, Santarus’ financial outlook will be positively impacted in the current year.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, August 3, 2009. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 18979576. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists and other physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate), which is indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in two multicenter Phase III clinical trials for the induction of remission of mild or moderate active ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in travelers’ diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues and research and development expenses, the potential for and timing of breakeven or profitability, liquidity and other financial performance, the potential to grow ZEGERID and GLUMETZA brand product-related revenues, the potential timing for the clinical programs for budesonide MMX and rifamycin SV MMX, the potential timing of the FDA’s response to Schering-Plough’s NDA for OTC ZEGERID, and the potential to receive a $20 million regulatory milestone, royalty payments or sales milestones under the OTC license agreement with Schering-Plough.
The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, the ZEGERID and GLUMETZA products; the scope and validity of patent protection for Santarus’ products, including the timing and outcome of its patent infringement lawsuit against Par Pharmaceutical, Inc., and Santarus’ ability to commercialize products without infringing the patent rights of others; Santarus’ ability to generate revenue under its strategic alliances, including the OTC license agreement with Schering-Plough and the license and distribution agreements with GlaxoSmithKline; whether the FDA ultimately approves Schering-Plough’s NDA for its ZEGERID brand OTC product in a timely manner or at all; Santarus’ ability to successfully develop (including timely and successful completion of the ongoing and planned phase III clinical trials) and obtain regulatory approval for the budesonide MMX and rifamycin SV MMX product candidates in a timely manner or at all; whether the FDA completes its review and approves the NDA for the new ZEGERID tablet formulation in a timely manner or at all; adverse side effects or inadequate therapeutic efficacy of Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic prescription and OTC PPI products and the introduction of additional generic or branded PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$57,517	$52,037
Accounts receivable, net	14,385	13,366
Inventories, net	5,297	5,230
Prepaid expenses and other current assets	4,044	3,826

Total current assets	81,243	74,459
Long-term restricted cash	1,400	1,400
Long-term investments	—	4,250
Property and equipment, net	938	988
Intangible assets, net	10,500	11,250
Other assets	25	137

Total assets	$94,106	$92,484

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$53,324	$53,109
Allowance for product returns	11,437	10,251
Current portion of deferred revenue	2,433	7,365

Total current liabilities	67,194	70,725
Deferred revenue, less current portion	2,552	2,436
Long-term debt	10,000	10,000
Total stockholders’ equity	14,360	9,323

Total liabilities and stockholders’ equity	$94,106	$92,484

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$27,989	$23,954	$55,544	$43,369
Promotion revenue	5,641	1,798	10,180	3,381
License and royalty revenue	2,217	10,253	4,933	13,721

Total revenues	35,847	36,005	70,657	60,471
Costs and expenses:
Cost of product sales	2,104	1,701	3,984	3,396
License fees and royalties	1,851	3,369	3,678	6,098
Research and development	3,262	2,241	6,373	3,947
Selling, general and administrative	27,334	25,751	54,052	52,267

Total costs and expenses	34,551	33,062	68,087	65,708

Income (loss) from operations	1,296	2,943	2,570	(5,237)
Other income (expense):
Interest income	62	262	154	823
Interest expense	(115)	—	(228)	—

Total other income (expense)	(53)	262	(74)	823

Income (loss) before income taxes	1,243	3,205	2,496	(4,414)
Income tax expense	122	—	222	—

Net income (loss)	$1,121	$3,205	$2,274	$(4,414)

Net income (loss) per share:
Basic	$0.02	$0.06	$0.04	$(0.09)

Diluted	$0.02	$0.06	$0.04	$(0.09)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	57,919,535	51,389,988	57,870,998	51,353,401
Diluted	58,714,674	52,111,524	58,355,834	51,353,401
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